Exhibit 10.2

INDEPENDENT CONTRACTOR AGREEMENT

This INDEPENDENT CONTRACTOR AGREEMENT (“Agreement”) is made and entered into as of April 23, 2012, by and between Pro-Dex, Inc. (the “Company”), with its principal place of business located at 2361 McGaw Ave., Irvine, California 92614, and Mark Murphy (“Independent Contractor”), an individual with his principal place of business located at 21295 Clear Haven Drive, Yorba Linda, CA 92886.

RECITALS

WHEREAS, Independent Contractor served as the Company’s Chief Executive Officer and President through April 20, 2012 and therefore possesses knowledge and experience of value to the Company; and

WHEREAS, the Company desires to engage the services of Independent Contractor on a non-exclusive, short-term basis to assist with transitioning a new executive in these positions.

AGREEMENT

NOW, THEREFORE, for and in consideration of the premises and the mutual promises, covenants and agreements hereinafter set forth, Company and Independent Contractor agree as follows:

1. Engagement. The Company hereby engages the services of Independent Contractor, and Independent Contractor agrees to provide, the services described further herein.

2. Term and Termination.

2.1 Term. The term of this Agreement shall be from April 23, 2012 through October 23, 2012 (the “Term”), unless earlier terminated as provided herein, or unless extended by mutual agreement expressed in writing signed by both parties prior to the expiration of the Term.

2.2 Termination. Notwithstanding anything in this Agreement to the contrary:

2.2.1 The Term may be terminated by either party at any time without advance notice, upon a material breach by the other party of any of its or his obligations hereunder; and

2.2.2 The Term may be terminated without cause by either party upon three (3) days written notice to the other.

3. Fees and Expenses; Services.

3.1 Fees. During the Term, the Company shall pay Independent Contractor as follows:

3.1.1 For services performed during the Term, the Company will pay Independent Contractor at the rate of Five Thousand Dollars ($5,000) per month (prorated for any partial month resulting from the termination of the Term prior to its expiration or otherwise), payable on the twenty-third day of each month, with the first payment being made on May 23, 2012 and the last payment being made on October 23, 2012, for a total consulting fee of Thirty Thousand Dollars ($30,000). Independent Contractor will be responsible to provide up to forty (40) hours of consulting time per month for this flat fee, but the Company’s failure to require this number of hours shall not relieve it of its obligation to pay this minimum fee. Unused hours during any month will not be carried forward to any subsequent month.

3.1.2 In the event Company requests, and Independent Contractor performs services for Company during the Term, in excess of the forty (40) hours in any one month, the Company will pay $200 per hour for each such excess hour of service performed. Such payment will be made within two (2) weeks of the submission of the report of hours incurred as described in Section 4.1.

3.2 Supplies and Equipment. Except to the extent that the Company may determine it to be more convenient for Independent Contractor to use equipment and supplies already owned by the Company at site(s) where Independent Contractor is performing services, Independent Contractor shall be responsible for furnishing, at his expense, all equipment and supplies necessary for the provision of his or his services hereunder.

4. Additional Requirements for Services to Be Performed.

4.1 Reporting. Independent Contractor shall regularly report, but no less than weekly during the Term, on the progress of completion of tasks, and the hours incurred in performing such tasks, to Michael Berthelot, or any other Company representative designated by him.

4.2 Best Efforts. Independent Contractor agrees to use his best efforts in providing services under the terms of this Agreement.

4.3 No Subcontracting. Independent Contractor is being engaged to perform personal services within his asserted areas of professional expertise, and shall not delegate or subcontract any portion of the services to be performed hereunder.

5. Independent Contractor Relationship.

5.1 No Employment Relationship. The Company and Independent Contractor each expressly agree and understand that they are creating an independent contractor relationship, and that Independent Contractor shall not be considered an employee of the Company for any purpose. Independent Contractor is not entitled to receive or participate in any medical, retirement, vacation, paid or unpaid leave, or other benefits provided by the Company to its employees. Independent Contractor is exclusively responsible for all Social Security, self-employment, and income taxes, disability insurance, workers’ compensation insurance, any other statutory benefits otherwise required to be provided to employees, and all fees and licenses, if any, required for the performance of the services hereunder. Immediately upon entering into this Agreement, Independent Contractor agrees to provide the Company with a completed and signed Form W-9, Request for Taxpayer Identification Number and Certification. Company will report all income to Independent Contractor on IRS Form 1099. Independent Contractor understands and agrees that he is solely responsible for all income and/or other tax obligations, if any, including but not limited to all reporting and payment obligations, if any, which may arise as a consequence of any payment under this Agreement. Independent Contractor agrees to indemnify the Company for any claims or obligations asserted to the contrary by Independent Contractor.

5.2 Nonexclusivity of Services Other Than to Competitors. This Agreement shall not restrict Independent Contractor from performing services for other clients or businesses; provided, however, that during the Term of this Agreement, Independent Contractor shall not apply, bid, or contract for; or undertake any employment, independent contractor work, or consulting work with, any competitor of Company. The determination of which businesses constitute “competitors” of Company shall be solely within the exclusive discretion of the Company.

6. Conflicts of Interest and Ethical Conduct.

6.1 Performance of Services for Competitors. Independent Contractor will notify the Company immediately if, during the Term, he engages, or proposes to engage, in the performance of services for any competitor of Company, or any vendor to or customer of the Company. If Independent Contractor performs services, whether as an employee or an independent contractor, for a competitor of Company during the Term of this Agreement, Company may terminate this Agreement immediately and without further obligation. Additionally, to avoid the appearance or existence of a conflict of interest, during the Term, Independent Contractor must fully disclose in advance to Company the terms of any proposed or actual services for a vendor or customer of Company, and Company shall have the right in its sole discretion to disapprove the transaction on conflict of interest grounds, or alternatively to terminate this Agreement immediately and without further obligation to Independent Contractor.

6.2 Compliance with Applicable Laws. Independent Contractor, in his performance under this Agreement, shall comply with all applicable federal, state, and local laws and regulations.

6.3 Solicitation of Company Personnel. Independent Contractor agrees to refrain from any solicitation or recruitment (directly or indirectly) of any of Company’s employees during the term of this Agreement and for a period after the expiration or termination of this Agreement equal in duration to the duration of this Agreement. General solicitation, not directed at Company’s employees, will not constitute a violation of this Section.

6.4 Conditions Imposed by Company’s Customers or Vendors. Company’s customers or vendors may from time to time impose restrictions or conditions, including conditions of confidentiality, on Company and personnel working with the Company. Independent Contractor agrees that such terms and conditions, of which he has been notified in writing, form an integral part of this Agreement, and Independent Contractor covenants and agrees to accept and comply with such additional terms and conditions.

7. Confidentiality and Non-Disclosure.

7.1 Confidential Information Defined. As used herein, the term “Confidential Information” shall mean and include, without limitation, any and all trade secrets, secret processes, marketing data, marketing plans, marketing strategies, customer names and addresses, prospective customer lists, data concerning Company’s products and methods, computer software, files and documents, and any other information of a similar nature disclosed to Independent Contractor or otherwise made known to him as a consequence of or through his relationship with the Company.

7.2 Confidential Information Belongs to Company. All notes, data reference materials, memoranda, documentation and records in any way incorporating or reflecting any of the Confidential Information shall belong exclusively to Company, and Independent Contractor agrees to return the originals and all copies of such materials in his possession, custody or control to the Company upon request or upon termination or expiration of the Term of this Agreement.

7.3 Confidentiality Obligation. Independent Contractor agrees during the Term of this Agreement and thereafter to hold in confidence and not to directly or indirectly reveal, report, publish, disclose or transfer any of the Confidential Information to any other person or entity, or utilize any of the Confidential Information for any purpose, except in the course of services performed under this Agreement.

7.4 Injunctive Relief in Event of Breach. Because of the unique nature of the Confidential Information, the undersigned understands and agrees that Company will suffer irreparable harm in the event that Independent Contractor fails to comply with any of his obligations under this Section 7, and that monetary damages will be inadequate to compensate Company for such breach. Accordingly, Independent Contractor agrees that Company will, in addition to any other remedies available to it at law or in equity, be entitled to injunctive relief to enforce the terms of this Section 7.

8. Representations and Warranties. Independent Contractor hereby represents and warrants that, as of the date hereof and continuing throughout the term of this Agreement, he is not and will not be in any way restricted or prohibited, contractually or otherwise, from entering into this Agreement or performing the services contemplated hereunder.

9. Miscellaneous.

9.1 Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes and replaces any oral or written agreements heretofore entered into between the parties. This Agreement cannot be modified, or any performance or condition waived, in whole or in part, except by a writing signed by the party against whom enforcement of the modification or waiver is sought. The waiver of any breach of any term or condition of this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition.

9.2 Interpretation, Severability and Reformation. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be valid and effective under applicable law. If any provision of this Agreement shall be unlawful, void or for any reason unenforceable, it shall be deemed separable from, and shall in no way affect the validity or enforceability of, the remaining provisions of this Agreement, and the rights and obligations of the parties shall be enforced to the fullest extent possible.

9.3 Survival. To the extent consistent with this Agreement, all representations, warranties and post-termination obligations contained in this Agreement shall survive the expiration of the Term, or the termination, of this Agreement.

9.4 Binding Effect. This Agreement shall be binding upon and inure to the benefit of Company and to any of its successors. This Agreement is not assignable by Independent Contractor, but shall be binding upon and, to the extent provided for in this Agreement, inure to the benefit of Independent Contractor’s heirs, executors, administrators and legal representatives.

9.5 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

9.6 Governing Law. The validity and effect of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California without reference to conflicts of laws principles.

IN WITNESS WHEREOF, the parties hereto have executed this Independent Contractor Agreement as of the date first above written.

COMPANY:	By:	/s/ Harold A. Hurwitz
Harold A. Hurwitz
Chief Financial Officer

	By:	/s/ William L. Healey
William L. Healey
Chairman of the Board

INDEPENDENT CONTRACTOR:		/s/ Mark Murphy
Mark Murphy